EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-125611) on Form S-8, registration statement (No. 333-141908) on Form S-3, and registration statement (No. 333-146150) on Form S-3 of Citi Trends, Inc. of our reports dated April 14, 2008, with respect to the balance sheets of Citi Trends, Inc. as of February 2, 2008 and February 3, 2007, and the related statements of income, stockholders’ equity, and cash flows for the fiscal years ended February 2, 2008,  February 3, 2007, and January 28, 2006, and the effectiveness of internal control over financial reporting as of February 2, 2008, which reports appear in the February 2, 2008 annual report on Form 10-K of Citi Trends, Inc.

Our report refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FAS 109,” as of February 4, 2007, the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” as of January 29, 2006, and the adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” as of January 28, 2006.

/s/ KPMG LLP
April 14, 2008
Jacksonville, Florida
Certified Public Accountants